UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2019

CURE PHARMACEUTICAL HOLDING CORP.
(Exact name of small business issuer as specified in its charter)

1620 Beacon Place, Oxnard, California 93033

(Address of principal executive offices)

(805) 824-0410

(Issuer's telephone number)

Nevada	333-204857	37-1765151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1620 Beacon Place, Oxnard, California	93033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (805) 824-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2019, Cure Pharmaceutical Holding Corp. (the “Company”), CURE Chemistry Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) and Chemistry Holdings, Inc. (“Chemistry Holdings”) agreed to extend the deadline for closing the acquisition of Chemistry Holdings by the Company pursuant to a merger of the Merger Sub with and into Chemistry Holdings (the “Merger”) pursuant to the Agreement and Plan of Merger and Reorganization, dated March 31. 2019 (the “Merger Agreement”).

The closing date for the Merger has been extended from April 30, 2019 to May 13, 2019 (the “Outside Date”).  After the Outside Date, the Merger Agreement may by terminated by either the Company or Chemistry Holdings, provided, however, the right to terminate the Merger Agreement shall not be available to any party whose breach of the Merger Agreement has been the proximate cause of or resulted in the failure of the Merger to occur on or before the Outside Date  The closing of the Merger shall remain subject to the satisfaction of the conditions included in the Merger Agreement.

As a further condition to the Merger, 3,780,567 shares shall be moved from upfront consideration to escrow pursuant to agreements between the Company and Chemistry Holdings stockholders.

With respect to the $2,000,000 promissory note (the “Note”) issued to Chemistry Holdings by the Company, if the Merger does not close by May 13, 2019, the Note will convert into 598,802 shares of the Common Stock on May 14, 2019 at a conversion price of $3.34. If the Merger closes by May 13, 2019, the Note will become an intercompany payable and will be cancelled without any shares of Common Stock being issued.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated May 1, 2019

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CURE PHARMACEUTICAL HOLDING CORP.

Date: May 1, 2019	By:	/s/ Rob Davidson
	Name:	Rob Davidson
	Title:	Chief Executive Officer

3